Filed Pursuant to Rule 424(b)(5)
Registration No. 333-138649

CALCULATION OF REGISTRATION FEE

		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price Per Unit	Offering Price	Fee(1)
4.75% Notes Due 2019	$1,442,377,000	99.266%	$1,424,578,100	$43,735

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the “Securities Act”). €1,000,000,000 aggregate principal amount of the Notes will be issued. $1,442,377,000 Amount to be Registered is based on the October 30, 2007 euro/US$ exchange rate of €0.6933/U.S.$1

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 13, 2006)

€1,000,000,000

4.75% Notes due 2019

Interest Payable Annually on November 6

Johnson & Johnson will pay interest on the Notes on November 6 of each year. The first such payment will be made on November 6, 2008. The Notes will be issued only in denominations of €50,000 and integral multiples thereof. Johnson & Johnson may redeem some or all of the Notes at any time at a make-whole premium, or in whole at par if certain events occur involving changes in United States taxation, as described in this prospectus supplement. Our principal office is located at One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Our telephone number is (732) 524-0400.

Johnson & Johnson is concurrently offering £500,000,000 of 5.50% Notes due 2024. The offering of the Notes is not conditioned on the completion of any other offering.

We will apply to have the Notes listed on the New York Stock Exchange.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of the Notes or determined that this Prospectus Supplement or the attached Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to	Underwriting	Proceeds to us,
	Public	Discount	before Expenses

Per Note	99.266%	0.500%	98.766%
Total	€992,660,000	€5,000,000	€987,660,000

We expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, against payment on or about November 6, 2007.

Joint Book-Running Managers

Deutsche Bank	Citi	JPMorgan

Co-Managers

BNP PARIBAS

ABN AMRO Incorporated	Banco Santander, S.A.	Davy Capital Markets

BBVA	Mitsubishi UFJ Securities	Fortis

HSBC	KBC International Group	The Royal Bank of Scotland

October 30, 2007

In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the attached Prospectus is accurate as of any date other than its respective date.

The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See “Underwriting.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting — Offering Restrictions.”

References herein to “$” and “dollars” are to the currency of the United States. References to “€” and “euro” are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson’s expectations and projections. Risks and uncertainties include general industry conditions and competition, economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the debt securities and warrants:

•	Annual report on Form 10-K for the year ended December 31, 2006;

•	Quarterly report on Form 10-Q for the quarter ended April 1, 2007;

•	Quarterly report on Form 10-Q for the quarter ended July 1, 2007; and

•	Current reports on Form 8-K filed February 7, 2007, February 15, 2007, March 2, 2007, March 2, 2007 (this report on Form 8-K/A includes historical and pro forma financial information relating to the Pfizer Consumer Healthcare acquisition), April 27, 2007, May 7, 2007, June 12, 2007, July 11, 2007, July 31, 2007 and October 1, 2007.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address.

Corporate Secretary’s Office
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
(732) 524-2455

RECENT DEVELOPMENTS

Johnson & Johnson and Subsidiaries

Supplementary Sales Data

	Third Quarter
				Percent
				Change
	2007	2006	Total	Operations	Currency
	(Unaudited; dollars in millions)

Sales to customers by segment of business Consumer
U.S.	$1,591	1,138	39.8%	39.8	—
International	2,032	1,318	54.2	46.5	7.7
	3,623	2,456	47.5	43.4	4.1
Pharmaceutical
U.S.	3,765	3,841	(2.0)	(2.0)	—
International	2,334	2,040	14.4	7.2	7.2
	6,099	5,881	3.7	1.2	2.5
Med Devices & Diagnostics
U.S.	2,569	2,509	2.4	2.4	—
International	2,679	2,441	9.8	3.7	6.1
	5,248	4,950	6.0	3.0	3.0

U.S.	7,925	7,488	5.8	5.8	—
International	7,045	5,799	21.5	14.7	6.8
Worldwide	$14,970	13,287	12.7%	9.7	3.0

	Nine Months
				Percent
				Change
	2007	2006	Total	Operations	Currency
	(Unaudited; dollars in millions)

Sales to customers by segment of business Consumer
U.S.	$4,782	3,391	41.0%	41.0	—
International	5,901	3,818	54.6	48.1	6.5
	10,683	7,209	48.2	44.8	3.4
Pharmaceutical
U.S.	11,659	11,224	3.9	3.9	—
International	6,810	6,093	11.8	5.6	6.2
	18,469	17,317	6.7	4.5	2.2
Med Devices & Diagnostics
U.S.	7,772	7,619	2.0	2.0	—
International	8,214	7,497	9.6	4.3	5.3
	15,986	15,116	5.8	3.2	2.6

U.S.	24,213	22,234	8.9	8.9	—
International	20,925	17,408	20.2	14.3	5.9
Worldwide	$45,138	39,642	13.9%	11.3	2.6

Johnson & Johnson and Subsidiaries

Supplementary Sales Data

	Third Quarter
				Percent
				Change
	2007	2006	Total	Operations	Currency
	(Unaudited; dollars in millions)

Sales to customers by geographic area U.S.	$7,925	7,488	5.8%	5.8	—
Europe	3,765	3,098	21.5	13.3	8.2
Western Hemisphere excluding U.S.	1,195	901	32.6	24.9	7.7
Asia-Pacific, Africa	2,085	1,800	15.8	11.8	4.0
International	7,045	5,799	21.5	14.7	6.8
worldwide	$14,970	13,287	12.7%	9.7	3.0

	Nine Months
				Percent
				Change
	2007	2006	Total	Operations	Currency
	(Unaudited; dollars in millions)

Sales to customers by geographic area U.S.	$24,213	22,234	8.9%	8.9	—
Europe	11,485	9,464	21.4	13.1	8.3
Western Hemisphere excluding U.S.	3,372	2,599	29.7	25.2	4.5
Asia-Pacific, Africa	6,068	5,345	13.5	11.2	2.3
international	20,925	17,408	20.2	14.3	5.9
Worldwide	$45,138	39,642	13.9%	11.3	2.6

Johnson & Johnson and Subsidiaries

Condensed Consolidated Statement of Earnings

	Third Quarter
	2007		2006
		Percent		Percent	Percent
		to		to	Increase
	Amount	Sales	Amount	Sales	(Decrease)
	(Unaudited; in millions except per share figures)

Sales to customers	$14,970	100.0	$13,287	100.0	12.7
Cost of products sold	4,274	28.5	3,650	27.5	17.1
Selling, marketing and administrative expenses	4,899	32.7	4,291	32.3	14.2
Research expense	1,834	12.3	1,719	12.9	6.7
in-process research & development (IPR&D)	—	—	115	0.9
Restructuring expense	745	5.0	—	—
Interest (income) expense, net	(52)	(0.3)	(194)	(1.5)
Other (income) expense, net	2	—	45	0.3
Earnings before provision for taxes on income	3,268	21.8	3,661	27.6	(10.7)
Provision for taxes on income	720	4.8	901	6.8	(20.1)
Net earnings	$2,548	17.0	$2,760	20.8	(7.7)
Net earnings per share (Diluted)	$0.88		$0.94		(6.4)
Average shares outstanding (Diluted)	2,912.9		2,948.1
Effective tax rate	22.0%		24.6%

Johnson & Johnson and Subsidiaries

Condensed Consolidated Statement of Earnings

	Nine Months
		Percent		Percent	Percent
		to		to	Increase
	Amount	Sales	Amount	Sales	(Decrease)
	(Unaudited; in millions except per share figures)

Sales to customers	$45,138	100.0	$39,642	100.0	13.9
Cost of products sold	13,017	28.8	11,050	27.9	17.8
Selling, marketing and administrative expenses	14,730	32.6	12,737	32.1	15.6
Research expense	5,352	11.9	5,079	12.8	5.4
In-process research & development (IPR&D)	807	1.8	239	0.6
Restructuring expense	745	1.7	—	—
Interest (income) expense, net	(121)	(0.3)	(571)	(1.4)
Other (income) expense, net	(343)	(0.8)	(771)	(2.0)
Earnings before provision for taxes on income	10,951	24.3	11,879	30.0	(7.8)
Provision for taxes on income	2,749	6.1	2,994	7.6	(8.2)
Net earnings	$8,202	18.2	$8,885	22.4	(7.7)
Net earnings per share (Diluted)	$2.81		$2.99		(6.0)
Average shares outstanding (Diluted)	2,919.3		2,971.3
Effective tax rate	25.1%		25.2%

USE OF PROCEEDS

Johnson & Johnson intends to use the net proceeds of the offering of Notes and its concurrent offering of £500,000,000 5.50% Notes due 2024 for general corporate purposes including the repayment of a portion of the outstanding commercial paper, issued to fund the Pfizer Consumer Healthcare acquisition. At October 26, 2007 the amount of commercial paper outstanding was $2,843,678,000 with a weighted average interest rate of 4.69% and a weighted average remaining maturity of 20 days.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges represents our historical ratio and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

	Six Months	Fiscal Year Ended
	Ended June 30,	December 31,	January 1,	January 1,	December 28,	December 29,
	2007	2006	2006	2005	2003	2002

Ratio of Earnings to Fixed Charges	35.25	53.42	53.44	30.89	24.68	25.37

CURRENCY CONVERSION AND FOREIGN EXCHANGE RISKS

CURRENCY CONVERSIONS/ PAYMENTS ON THE NOTES

Initial investors will be required to pay for the Notes in euro. The Bank of New York Trust Company, N.A., as trustee (the Representative), will arrange for the conversion of U.S. dollars into euro to facilitate payment for the Notes by U.S. purchasers. Each conversion will be made by the Representative on the terms and subject to the conditions, limitations and charges as the Representative may from time to time establish in accordance with its regular foreign exchange practices, and subject to United States laws and regulations. All costs of conversion will be borne by investors in the Notes.

Principal and interest payments in respect of the Notes are payable by Johnson & Johnson in euro, but holders of beneficial interests in Global Notes (as defined below under “Description of the Notes”) held through The Depository Trust Company (also known as DTC), other than Euroclear and Clearstream, will receive payments in U.S. dollars unless they elect to receive payments in euro. If a holder through DTC has not made such an election, payments to the holder will be converted to U.S. dollars by the exchange agent. All costs of conversion will be borne by the holder by deduction from the payments. The U.S. dollar amount of any payment in respect of principal or interest received by a holder not electing payment in euro will be the amount of euro otherwise payable exchanged into U.S. dollars at the euro/ U.S.$ rate of exchange prevailing as at 11:00 a.m. (New York City time) on the day which is two Business Days (as defined below) prior to relevant payment date, less any costs incurred by the exchange agent for the conversion (to be shared pro rata among the holders of beneficial interests in the Global Notes accepting U.S. dollar payments in the proportion of their respective holdings), all in accordance with the indenture and the Notes (as defined below under “Description of the Notes”).

If an exchange rate bid quotation is not available, Johnson & Johnson will obtain a bid quotation from a leading foreign exchange bank in The City of New York. If no bid quotation from a leading foreign exchange bank is available, payment will be in euro to the account or accounts specified by DTC to the trustee unless euro is unavailable due to the imposition of exchange controls or other circumstances beyond our control. If payment in respect of a Note is required to be made in a currency other than U.S. dollars and such currency is unavailable to Johnson & Johnson due to the imposition of exchange controls or other circumstances beyond Johnson & Johnson’s control or is no longer used by the government of the relevant country or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such Note will be made in U.S. dollars until such currency is again available to Johnson & Johnson or so used. The amount payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency. Any payment in respect of such Note so made in U.S. dollars will not constitute an event of default under the indenture.

The holder of a beneficial interest in the Global Notes held through a participant of DTC (other than Euroclear or Clearstream) may elect to receive payment or payments under a Global Note in euro by notifying the DTC Participant (as defined below under “Description of the Notes”) through which its Notes are held on or prior to the applicable Record Date (as defined below) of (1) the investor’s election to receive all or a portion of the payment in euro and (2) wire transfer instructions to a euro account located outside of the United States. DTC must be notified of an election and wire transfer instructions (1) on or prior to the third New York Business Day (as defined below) after the Record Date for any payment of interest and (2) on or prior to the fifth New York Business Day prior to the date for any payment of principal. DTC will notify the trustee of an election and wire transfer instructions (1) on or prior to 5:00 p.m. New York City time on the fifth New York Business Day after the Record Date for any payment of interest and (2) on or prior 5:00 p.m. New York City time on the third New York Business Day prior to the date for any payment of principal. If complete instructions are forwarded to and received by DTC through DTC Participants and forwarded by DTC to the trustee and received on or prior to such dates, such investor will receive payment in euro outside DTC; otherwise, only U.S. dollar payments will be made by the trustee to DTC. All costs of conversion will be borne by holders of beneficial interests in the Global Notes receiving U.S. dollars by deduction from those payments.

The term “Business Day” means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, which is also a Target Settlement Day.

The term “New York Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

The term “Record Date” means the fifteenth calendar day preceding each interest payment date.          .

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “— Foreign Exchange Risks” below.

As of October 30, 2007, the euro/U.S.$ rate of exchange was euro 0.6933/ U.S.$1.

FOREIGN EXCHANGE RISK

An investment in the Notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

•	significant changes in rates of exchange between the home currency and the euro, and

•	the imposition or modification of foreign exchange controls with respect to the euro.

We have no control over a number of factors affecting this type of note, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the Notes. Depreciation of the euro against the home currency could result in a decrease in the effective yield of the Notes below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the Notes.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under the heading “Description of Debt Securities” in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

The Notes offered hereby will be our unsecured obligations and will be issued under an Indenture dated as of September 15, 1987 between us and Bank of New York Trust Company, N.A. (formerly known as Harris Trust and Savings Bank), Chicago, Illinois, as Trustee (the “Trustee”), as amended by a First Supplemental Indenture dated as of September 1, 1990 (the “Indenture”). The Notes will mature on November 6, 2019.

The Notes will bear interest from November 6, 2007 or from the most recent interest payment date to which interest has been paid or provided for, payable annually on November 6 of each year, beginning November 6, 2008, to the beneficial owners of the Notes at the close of business on the applicable record date, which is the fifteenth calendar day next preceding such interest payment date. The Notes will bear interest at the rate of 4.75% per annum, payable in equal annual installments.

Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or November 6, 2007 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association

The Notes will be entitled to the benefits of our covenants described under the caption “Description of Debt Securities — Certain Covenants” in the accompanying Prospectus.

Notes will be issued in minimum denominations of €50,000 and integral multiples thereof. The Notes do not have the benefit of a sinking fund.

OPTIONAL REDEMPTION

At our option, we may redeem the Notes, in whole or in part, at any time or from time to time. The redemption price will be equal to the greater of the following amounts:

•	100% of the principal amount of the Notes being redeemed on the redemption date; and

•	the Optional Redemption Price;

plus, in each case, accrued and unpaid interest on the Notes to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the indenture.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.

“Optional Redemption Price” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield (as calculated by the trustee) on the Notes, if they were to be purchased at such price on the third dealing day prior to the date fixed for redemption, would be equal to the gross redemption yield on such dealing day of the Reference Bond on the basis of the middle market price of the Reference Bond prevailing at 11:00 a.m. (Central European time) on such dealing day as determined by the Calculation Agent.

“Reference Bond” means, in relation to any Optional Redemption Price calculation, at the discretion of the trustee, a European government bond whose maturity is closest to the maturity of the Notes, or if the trustee in its discretion considers that such similar bond is not in issue, such other European government bond as the trustee may, with the advice of three brokers of, and/or market makers in, European government bonds selected by the trustee, determine to be appropriate for determining the Optional Redemption Price.

On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed on that date. If fewer than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

The Notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the Notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “Description of Notes — Redemption for Tax Reasons.”

PAYMENTS OF ADDITIONAL AMOUNTS

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business;

(2) to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United

States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7) in the case of any combination of items (1), (2), (3), (4), (5) and (6).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “— Payments of Additional Amounts” and under the heading “— Redemption for Tax Reasons,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

We will not pay additional amounts on any Note

•	where withholding or deduction is imposed on a payment and is required to be made pursuant to European Union Directive 2003/48/ EC or any law implementing or complying with, or introduced in order to conform to, that Directive, or

•	presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent in a Member State of the EU.

Directive 2003/48/ EC of the Council of the European Union, relating to the taxation of savings income, became effective on July 1, 2005. Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state is required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or the payee. Belgium, Luxembourg and Austria have opted instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years), subject to the ability of the individual to avoid withholding tax through voluntary disclosure of the investment to the individual’s member state. In addition, certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, have adopted equivalent measures effective on the same date, and some (including Switzerland) have exercised the option to apply withholding taxes as described above.

As used under this heading “— Payments of Additional Amounts” and under the heading “— Redemption for Tax Reasons”, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

REDEMPTION FOR TAX REASONS

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “— Payments of Additional Amounts” with respect to the Notes, then we may at our option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to the date fixed for redemption.

FURTHER ISSUES

We may from time to time, without notice to, or the consent of, the registered holders of the Notes, create and issue further notes equal in rank to the Notes offered by this Prospectus Supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes or except for the first payment of interest following the issue date of the further notes). These further notes may be consolidated and form a single series with the Notes and will have the same terms as to status, redemption or otherwise as the Notes.

GLOBAL CLEARANCE AND SETTLEMENT

The Notes will be issued in the form of two or more global notes, (the “Global Notes”) in fully registered form, without coupons, one or more of which (the “DTC Global Notes”) will be deposited on or about November 6, 2007 (the “Closing Date”) with The Bank of New York Trust Company, N.A. as custodian for, and registered in the name of Cede & Co. as nominee of The Depository Trust Company (“DTC”) and one of which (the “International Global Note”) will be deposited on the Closing Date with a common depositary for, and in respect of interests held through, Euroclear Bank, as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, societe anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC, Euroclear or Clearstream or their respective nominees.

Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC, Euroclear or Clearstream. Those beneficial interests will be in denominations of €50,000 and integral multiples thereof. Investors may hold Notes directly through DTC, Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Except as provided herein, an owner of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports delivered by Johnson & Johnson or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Johnson & Johnson understands that, under existing industry practices, if Johnson & Johnson requests any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Notes.

Persons who are not DTC participants may beneficially own Notes held by DTC only through direct or indirect participants in DTC (including Euroclear and Clearstream). So long as Cede & Co., as the nominee of DTC, is the registered owner of the DTC Global Note, Cede & Co. for all purposes will be considered the sole holder of the DTC Notes under the indenture and the DTC Notes. Persons who are not Euroclear or Clearstream participants may beneficially own Notes held by Euroclear or Clearstream only through direct or indirect participants in Euroclear or Clearstream. So long as the common depositary for Euroclear and Clearstream, is the registered owner of the International Global Note, the common depositary for all purposes will be considered the sole holder of the Notes represented by the International Global Note (“International Notes”) under the indenture and the International Notes.

CLEARING SYSTEMS

DTC

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Transfers of ownership or other interest in Notes in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the DTC participants to whose accounts the Notes are credited, which may not be the beneficial owners. DTC participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the Notes to their customers.

So long as DTC, or its nominee, is a registered owner of the Global Notes, United States dollar payments of principal and interest payments on the Notes will be made in immediately available funds to DTC. DTC’s practice is to credit DTC participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depository’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the DTC participants and not of DTC, the trustee or Johnson & Johnson, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of Johnson & Johnson or the trustee. Disbursement of payments to DTC participants will be DTC’s responsibility, and disbursement of payments to the beneficial owners will be the responsibility of DTC participants and indirect DTC participants.

Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the DTC Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. In addition, beneficial owners of Notes through the DTC system will receive distributions of principal and interest on the Notes only through DTC participants.

According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./ N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian laws (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for Clearstream participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

DTC, EUROCLEAR AND CLEARSTREAM ARRANGEMENTS

So long as DTC or its nominee or Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Global Notes, DTC, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to DTC, Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of Johnson & Johnson, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal and interest with respect to the International Global Note will be credited, in euro to the extent received by Euroclear or Clearstream from the trustee to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Holders of book-entry interests in the DTC Global Notes will receive, to the extent received by DTC from the trustee, all distributions of principal and interest with respect to the DTC Global Notes in United States dollars, unless an election is made to receive euro. See “Currency Conversions and Foreign Exchange Risks.” Distributions in the United States will be subject to relevant United States tax laws and regulations.

Interest on the Notes (other than interest on redemption) will be paid to the holders shown on the Register (as defined below) at the close of business on the related Record Date. Trading between the DTC Global Notes and the International Global Note will therefore be net of accrued interest from the Record Date to the relevant interest payment date.

Because DTC, Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the Global Notes through DTC, Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the Global Notes on the register for the accounts (i) the common depositary and (ii) Cede & Co. (the “Register”) to reflect the amounts of Notes held through DTC and Euroclear and Clearstream, respectively.

INITIAL SETTLEMENT

Investors electing to hold their Notes through DTC (other than through accounts at Euroclear or Clearstream) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their Notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

SECONDARY MARKET TRADING

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trade between DTC Participants.  Secondary market sales of book-entry interests in the DTC Global Notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

Trade between Euroclear and/or Clearstream Participants.  Secondary market sales of book-entry interests in the Notes held through Euroclear or Clearstream to purchasers of book-entry interests in the International Note through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Trading Between DTC Seller and Euroclear or Clearstream Purchaser.  When book-entry interests in the Notes are to be transferred from the account of a DTC participant holding a beneficial interest in the DTC Global Notes to the account of a Euroclear or Clearstream accountholder wishing to purchase a beneficial interest in the International Global Note, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder. On the settlement date, the custodian will instruct the Registrar to (i) decrease the amount of Notes registered in the name of the Cede & Co. and evidenced by the DTC Global Notes and (ii) increase the amount of Notes registered in the name of the common depositary for Euroclear and Clearstream and evidenced by the International Global Note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date back valued to the settlement date.

Trading Between Euroclear or Clearstream Seller and DTC Purchaser.  When book-entry interests in the Notes are to be transferred from the account of a Euroclear or Clearstream accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC Global Notes, the Euroclear or Clearstream participant must send to Euroclear or Clearstream delivery free of payment instructions by 7:45 p.m., Luxembourg/ Brussels time as the case may be, one business day prior to the settlement date. Euroclear or Clearstream, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream and the Registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream will (a) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the Notes free of payment to the relevant account of the DTC participant and (b) instruct the Registrar to (i) decrease the amount of Notes registered in the name of the common depositary for Euroclear and Clearstream and evidenced by the International Global Note and (ii) increase the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC Global Notes.

UNITED STATES TAXATION

GENERAL

This section summarizes the material U.S. tax consequences to holders of Notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your Notes in the initial offering at the initial offering price to the public.

•	The discussion only covers you if your functional currency is the U.S. dollar, you hold your Notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes. We suggest that you consult your tax advisor about the consequences of holding Notes in your particular situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the Notes.

•	The discussion does not cover state, local or foreign law.

•	The discussion does not apply to you if you are a Non-U.S. Holder of Notes (defined below) and if you (a) own 10% or more of the voting stock of Johnson & Johnson, (b) are a “controlled foreign corporation” with respect to Johnson & Johnson, or (c) are a bank making a loan in the ordinary course of its business.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the Notes. As a result, the IRS could disagree with portions of this discussion.

IF YOU ARE CONSIDERING BUYING NOTES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF HOLDING THE NOTES IN YOUR PARTICULAR SITUATION.

TAX CONSEQUENCES TO U.S. HOLDERS

This section applies to you if you are a “U.S. Holder”. A “U.S. Holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation, or entity taxable as a corporation, that was created under U.S. law (federal, state or District of Columbia); or

•	an estate or trust whose world-wide income is subject to U.S. federal income tax.

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.

Interest

•	All U.S. Holders of Notes will be taxable on the U.S. dollar value of euro payable as interest on the Notes, whether or not they elect to receive payments in euro. If you receive interest in the form of U.S. dollars, you will be considered to have received interest in the form of euro and to have sold those euro for U.S. dollars. For purposes of this discussion, “spot rate” generally means a currency exchange rate that reflects a market exchange rate available to the public for euro.

•	If you are a cash method taxpayer (including most individual U.S. Holders), you will be taxed on the value of the euro when it is received by you (if you receive euro) or when it is deemed received by you (if you receive U.S. dollars). The value of the euro will be determined using the “spot rate” in effect at such time.

•	If you are an accrual method taxpayer, you will be taxed on the value of the euro payable as interest as the interest accrues on the Notes. In determining the value of the euro for this purpose, you may use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). The average rate for an accrual period (or partial period) is the simple average of the spot rates for each business day of such period, or other average exchange rate for the period reasonably derived and consistently applied by you. When interest is actually paid, you will generally also recognize exchange gain or loss, taxable as ordinary income or loss, equal to the difference between (a) the value of the euro received as interest, as translated into U.S. dollars using the spot rate on the date of receipt, and (b) the U.S. dollar amount previously included in income with respect to such payment. If you receive interest in the form of U.S. dollars, clause (a) will be calculated on the basis of the value of the euro you would have received instead of U.S. dollars. If you do not wish to accrue interest income using the average exchange rate, certain alternative elections may be available.

•	Your tax basis in the euro you receive (or are considered to receive) as interest will be the aggregate amount reported by you as income with respect to the receipt of the euro. If you receive interest in the form of euro and subsequently sell those euro, or if you are considered to receive euro and those euro are considered to be sold for U.S. dollars on your behalf, additional tax consequences will apply as described in “Sale of euro”.

Sale or Retirement of Notes

On the sale or retirement of your Note:

•	If you receive the principal payment on your Note in the form of U.S. dollars, you will be considered to have received the principal in the form of euro and to have sold those euro for U.S. dollars at the spot rate in effect on the date of such purchase.

•	You will have taxable gain or loss equal to the difference between the amount received or deemed received by you and your tax basis in the Note. If you receive (or are considered to receive) euro, those euro are valued for this purpose at the spot rate of the euro. Your tax basis in the Note is the U.S. dollar value of the euro amount paid for the Note, determined on the date of purchase.

•	Any such gain or loss (except to the extent attributable to foreign currency gain or loss) will be capital gain or loss, and will be long term capital gain or loss if you held the Note for more than one year.

•	You will realize foreign currency gain or loss to the extent the U.S. dollar value of the euro paid for the Note, based on the spot rate at the time you dispose of the Note, is greater or less than the U.S. dollar value of the euro paid for the Note, based on the spot rate at the time you acquired the Note. Any resulting foreign currency gain or loss will be ordinary income or loss. You will only recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall sale or retirement of the Note.

•	In general, any foreign currency loss claimed by you will be treated as a “reportable transaction” for U.S. federal income tax purposes to the extent that the amount of the loss equals or exceeds certain threshold amounts ($50,000 in the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, and $10 million in the case of corporate taxpayers). You should consult your own tax advisors concerning the application of the reportable transaction regulations to your investment in the Note, including any requirement to file IRS Form 8886.

•	If you sell a Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

•	Your tax basis in the euro you receive (or are considered to receive) on sale or retirement of the Note will be the value of euro reported by you as received on the sale or retirement of the Note. If you receive euro on retirement of the Note and subsequently sell those euro, or if you are considered to receive euro on retirement of the Note and those euro are considered to be sold for U.S. dollars on your behalf, or if you sell the Note for euro and subsequently sell those euro, additional tax consequences will apply as described in “Sale of euro”.

Sale Of Euro

•	If you receive (or are considered to receive) euro as principal or interest on a Note, and you later sell (or are considered to sell) those euro for U.S. dollars, you will have taxable gain or loss equal to the difference between the amount of U.S. dollars received and your tax basis in the euro. In addition, when you purchase a Note in euro, you will have taxable gain or loss if your tax basis in the euro is different from the U.S. dollar value of the euro on the date of purchase. Any such gain or loss is foreign currency gain or loss taxable as ordinary income or loss.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest and retirement proceeds on your Notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold at a rate currently equal to 28% of all amounts payable to you on the Notes (including principal payments). This is called “backup withholding”. If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

For purposes of the following discussion a “Non-U.S. Holder” is:

•	an individual that is not a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under non-U.S. law; or

•	an estate or trust that is not taxable in the U.S. on its worldwide income.

Withholding Taxes

Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

However, for the exemption from withholding taxes to apply to you, one of the following requirements must be met.

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary who holds the Notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the Notes and that you are not a U.S. Holder.

•	You hold your Notes directly through a “qualified intermediary”, and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•	The interest income on the Notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the Notes. However, if you hold your Notes through a qualified intermediary or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Notes — the qualified intermediary will not generally forward this information to the withholding agent.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your Notes directly through a qualified intermediary and the applicable procedures are complied with.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. Holders, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale Or Retirement Of Notes

If you sell a Note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the U.S.

•	You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the Note, and certain other conditions are satisfied.

•	The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade Or Business

If you hold your Note in connection with a trade or business that you are conducting in the U.S.:

•	Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. Holder.

•	If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual, your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not connected to a trade or business that you were conducting in the U.S.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

European Union Tax Reporting and Withholding

Directive 2003/48/ EC of the Council of the European Union, relating to the taxation of savings income, became effective on July 1, 2005. Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state is required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or the payee. Belgium, Luxembourg and Austria have opted instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years), subject to the ability of the individual to avoid withholding tax through voluntary disclosure of the investment to the individual’s member state. In addition, certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, have adopted equivalent measures effective on the same date, and some (including Switzerland) have exercised the option to apply withholding taxes as described above.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally and not jointly agreed to purchase, the principal amount of Notes that appears opposite its name in the table below:

Principal Amount
Underwriter	of Notes

Deutsche Bank AG, London Branch	€200,000,000
Citigroup Global Markets Limited	200,000,000
J.P. Morgan Securities Ltd.	200,000,000
BNP Paribas	85,000,000
ABN AMRO Incorporated	35,000,000
Banco Santander, S.A.	35,000,000
J&E Davy	35,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	35,000,000
Mitsubishi UFJ Securities International plc	35,000,000
Fortis Bank nv/sa	35,000,000
HSBC Bank plc	35,000,000
KBC Bank NV	35,000,000
The Royal Bank of Scotland plc	35,000,000

Total	€1,000,000,000

Under the underwriting agreement, if the underwriters take any of the Notes, then the underwriters are obligated to take and pay for all of the Notes.

The Notes represents a new issue of securities with no established trading market. We will apply to list the Notes on the New York Stock Exchange. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market making in any series of Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market for any series of Notes will develop and be sustained, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable.

The underwriters initially propose to offer part the Notes directly to the public at the offering prices described on the cover page and part to certain dealers at a price that represents a concession not in excess of 0.30% of the principal amount of the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.20% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of each series of Notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the price of any of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in this offering if the syndicate repurchases previously distributed Notes in a syndicate covering transaction, a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of any of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $560,000.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in advisory, commercial banking and/or investment banking transactions with us and our affiliates.

OFFERING RESTRICTIONS

The Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the underwriters’ knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on the Company except as set forth in the underwriting agreement.

Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in the Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any company which has two or more of (1) an average of over 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that it and each of its affiliates:

(a) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which section 21(1) of FSMA does not apply to the Company; and

(b) has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

EXPERTS

The consolidated financial statements and financial statement schedule of Johnson & Johnson and its subsidiaries as of December 31, 2006 and January 1, 2006 and for each of the three fiscal years in the period ended December 31, 2006 incorporated in this Prospectus Supplement by reference to the Johnson & Johnson Annual Report on Form 10-K for the year ended December 31, 2006, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

The legality of the Notes will be passed upon for the Company by James J. Bergin, an Assistant General Counsel of the Company. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Mr. Bergin is paid salary by us, participates in various employee benefit plans offered to our employees generally, and owns and has options to purchase shares of our Common Stock. Cravath, Swaine & Moore LLP has performed and may in the future perform legal services for us.

PROSPECTUS

JOHNSON & JOHNSON

DEBT SECURITIES AND WARRANTS

Johnson & Johnson may from time to time offer its debt securities and warrants to purchase debt securities for proceeds up to $10,000,000,000. The terms of the debt securities and of the warrants are described in the accompanying prospectus supplement, together with other terms and matters related to the offering. You should read this prospectus and the prospectus supplement carefully before you invest.

The debt securities and warrants may be sold directly or through agents, underwriters or dealers.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS NOVEMBER 13, 2006

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the debt securities and warrants described in this prospectus in one or more offerings up to a total amount of $10,000,000,000. This prospectus provides you with a general description of the debt securities and warrants we may offer. Each time we issue debt securities or warrants, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to, change or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under “Where You Can Find More Information”.

FORWARD-LOOKING STATEMENTS

The Company may from time to time make certain forward-looking statements in publicly-released materials, both written and oral. Forward-looking statements do not relate strictly to historical or current facts and anticipate results based on management’s plans that are subject to uncertainty. Forward-looking statements may be identified by the use of words like “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning in conjunction with, among other things, discussions of future operations, financial performance, the Company’s strategy for growth, product development, regulatory approvals, market position and expenditures.

Forward-looking statements are based on current expectations of future events. The Company cannot guarantee that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Some important factors that could cause the Company’s actual results to differ from the Company’s expectations in any forward-looking statements are as follows:

Economic factors, including inflation and fluctuations in interest rates and currency exchange rates and the potential effect of such fluctuations on revenues, expenses and resulting margins;

Competitive factors, including technological advances achieved and patents attained by competitors as well as new products introduced by competitors;

Challenges to the Company’s patents by competitors or allegations that the Company’s products infringe the patents of third parties, which could potentially affect the Company’s competitive position and ability to sell the products in question and require the payment of past damages and future royalties. In particular, generic drug firms have filed Abbreviated New Drug Applications seeking to market generic forms of most of the Company’s key pharmaceutical products, prior to expiration of the applicable patents covering those products. In the event that the Company is not successful in defending the resulting lawsuits, generic versions of the product at issue will be introduced, resulting in very substantial market share and revenue losses. In addition, if the statutory 30-month stay of FDA approval expires while the lawsuit is on-going, generic versions of the product may be introduced and, in this event, would result in very substantial market share and revenue losses;

Financial distress and bankruptcies experienced by significant customers and suppliers that could impair their ability, as the case may be, to purchase the Company’s products, pay for products previously purchased or meet their obligations to the Company under supply arrangements;

The impact on political and economic conditions due to terrorist attacks in the U.S. and other parts of the world or U.S. military action overseas, as well as instability in the financial markets which could result from such terrorism or military actions;

Interruptions of computer and communication systems, including computer viruses, that could impair the Company’s ability to conduct business and communicate internally and with its customers;

Health care changes in the U.S. and other countries resulting in pricing pressures, including the continued consolidation among health care providers, trends toward managed care and health care cost containment, the shift towards governments becoming the primary payers of health care expenses and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

Government laws and regulations, affecting U.S. and foreign operations, including those relating to securities laws compliance, trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and patent rights, and including, in particular, proposed amendments to the Hatch-Waxman Act, implementation of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and possible drug reimportation legislation;

Competition in research, involving the development and the improvement of new and existing products and processes, is particularly significant and results from time to time in product and process obsolescence. The development of new and improved products is important to the Company’s success in all areas of its business;

Challenges and difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, gain and maintain market approval of products and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

Significant litigation adverse to the Company including product liability claims, patent infringement claims and antitrust claims;

The health care industry has come under increased scrutiny by government agencies and state attorneys general and resulting investigations and prosecutions carry the risk of significant civil and criminal penalties, including debarment from government business;

Product efficacy or safety concerns, whether or not based on scientific evidence, resulting in product withdrawals, recalls, regulatory action on the part of the FDA (or foreign counterparts) or declining sales;

The impact of business combinations, including acquisitions and divestitures, both internally for the Company and externally in the pharmaceutical, medical device and health care industries; and

Issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board.

The foregoing list sets forth many, but not all, of the factors that could impact upon the Company’s ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. The Company has identified the factors on this list as permitted by the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the debt securities and warrants:

•	Annual report on Form 10-K for the year ended January 1, 2006;

•	Quarterly report on Form 10-Q for the quarter ended April 2, 2006;

•	Quarterly report on Form 10-Q for the quarter ended July 2, 2006, as amended by Form 10-Q/A filed August 8, 2006;

•	Quarterly report on Form 10-Q for quarter ended October 2, 2006; and

•	Current reports on Form 8-K dated January 11, 2006, January 13, 2006, January 25, 2006, February 13, 2006 (two reports), February 17, 2006, March 8, 2006, April 17, 2006, May 9, 2006, June 26, 2006, July 11, 2006, July 17, 2006, October 6, 2006 and October 31, 2006.

The current report on Form 8-K dated October 31, 2006 replaces the Company’s previously reported consolidated financial statements for the fiscal years 2003, 2004 and 2005, the notes thereto, as well as the related Management’s Discussion and Analysis of Results of Operations and Financial Condition, Summary of Operations and Statistical Data 1995 — 2005 and Statement of Computation of Ratio of Earnings to Fixed Charges.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address.

Corporate Secretary’s Office
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
(732) 524-2455

JOHNSON & JOHNSON

Johnson & Johnson and its subsidiaries have approximately 115,600 employees worldwide engaged in the manufacture and sale of a broad range of products in the health care field. Johnson & Johnson has more than 230 operating companies conducting business in virtually all countries of the world. Johnson & Johnson’s primary focus has been on products related to human health and well-being. Johnson & Johnson was incorporated in the State of New Jersey in 1887.

The Company’s structure is based on the principle of decentralized management. The Executive Committee of Johnson & Johnson is the principal management group responsible for the operations and allocation of the resources of the Company. This Committee oversees and coordinates the activities of the Consumer, Pharmaceutical and Medical Devices and Diagnostics business segments. Each subsidiary within the business segments is, with some exceptions, managed by citizens of the country in which it is located.

Johnson & Johnson’s worldwide business is divided into three segments: consumer, pharmaceutical and medical devices and diagnostics. The consumer segment’s principal products are personal care and hygienic products, including nonprescription drugs, adult skin and hair care products, baby care products, oral care products, first aid products and sanitary protection products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.

The pharmaceutical segment’s principal worldwide franchises are in the antifungal, anti-infective, cardiovascular, dermatology, gastrointestinal, hematology, immunology, neurology, oncology, pain management, psychotropic, urology and women’s health fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.

The medical devices and diagnostics segment includes a broad range of products used by or under the direction of health care professionals, including, suture and mechanical wound closure products, surgical equipment and devices, wound management and infection prevention products, interventional and diagnostic cardiology products, diagnostic equipment and supplies, joint replacements and disposable contact lenses. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.

Johnson & Johnson was organized in the State of New Jersey in 1887. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the telephone number at that address is (732) 524-0400.

All references herein to “Johnson & Johnson”, “we”, “us”, or “the Company” include Johnson & Johnson and its subsidiaries, unless the context otherwise requires.

USE OF PROCEEDS

Unless the Prospectus supplement indicates otherwise, the net proceeds to be received by Johnson & Johnson from sales of the debt securities and warrants and the exercise of warrants will be used for general corporate purposes, including working capital, capital expenditures, stock repurchase programs, repayment and refinancing of borrowings and acquisitions.

DESCRIPTION OF DEBT SECURITIES

The debt securities are to be issued under the Indenture dated as of September 15,1987 between Johnson & Johnson and BNY Midwest Trust Company (formerly known as Harris Trust and Savings Bank), Chicago, Illinois, as Trustee, as amended by the First Supplemental Indenture dated as of September 1, 1990. The indenture is filed as an exhibit to the registration statement. Certain provisions of the indenture are referred to and summarized below. You should read the complete indenture for provisions that may be important to you.

GENERAL

An unlimited aggregate principal amount of debt securities can be issued under the indenture (Section 2.01). As of the date of this prospectus, $1,800,000,000 aggregate principal amount of debt securities have been issued and remain outstanding under the indenture. Debt securities may be issued under this prospectus from time to time with proceeds, together with proceeds of the warrants, of up to $10,000,000,000 or the equivalent in foreign currency or foreign currency units.

Debt securities will be offered to the public on terms determined by market conditions at the time of sale. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par or at an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. The debt securities will be our unsecured obligations issued in fully registered form without coupons or in bearer form with coupons (Recital and Sections 2.01 and 9.01).

Refer to the prospectus supplement for the following terms to the extent they are applicable to the debt securities:

(a) designation, aggregate principal amount and denomination;

(b) date of maturity;

(c) currency or currencies for which debt securities may be purchased and currency or currencies in which principal and interest may be payable;

(d) if the currency for which debt securities may be purchased or in which principal and interest may be payable is at the purchaser’s election, the manner in which an election may be made;

(e) interest rate;

(f) the times at which interest will be payable;

(g) redemption date and redemption price;

(h) federal income tax consequences;

(i) whether debt securities are to be issued in book-entry form, and if so, the identity of the depository and information with respect to book-entry procedures; and

(j) other terms of the debt securities.

CERTAIN COVENANTS

We will generally covenant not to create, assume or suffer to exist any lien on any Restricted Property (described below) to secure any debt of Johnson & Johnson, any subsidiary or any other person, or permit any subsidiary to do so, without securing the debt securities of any series having the benefit of the covenant by the same lien equally and ratably with the secured debt for so long as that debt shall be so secured. This covenant is subject to certain exceptions specified in the indenture. Exceptions include:

(a) existing liens or liens on facilities of corporations at the time they become subsidiaries;

(b) liens existing on facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof;

(c) certain liens in favor of or required by contracts with governmental entities;

(d) liens securing debt of a subsidiary owed to Johnson & Johnson or another subsidiary;

(e) extensions, renewals or replacements in whole or part of any lien referred to in clauses (a) through (d); and

(f) liens otherwise prohibited by this covenant, securing indebtedness which, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by this covenant and the value of certain sale and leaseback transactions, does not exceed 10% of the our consolidated net tangible assets (defined in the indenture as total assets less current liabilities and intangible assets) (Section 4.04).

We will also generally covenant not to, and not to permit any subsidiary to, enter into any sale and leaseback transaction covering any Restricted Property unless:

(a) we would be entitled under the provisions described above to incur debt equal to the value of the sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the debt securities, or

(b) we, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the value of the sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of Restricted Property (Section 4.04).

Because the covenants described above cover only manufacturing facilities in the continental United States, our manufacturing facilities in Puerto Rico (accounting for approximately 5% of our manufacturing facilities worldwide) are excluded from the operation of the covenants.

The indenture defines Restricted Property as

(a) any manufacturing facility (or portion thereof) owned or leased by Johnson & Johnson or any subsidiary and located within the continental United States which, in the opinion of the Board of Directors, is of material importance to the business of Johnson & Johnson and its subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Johnson & Johnson’s consolidated net tangible assets or

(b) any shares of capital stock or indebtedness of any subsidiary owning a manufacturing facility described in (a) (Section 4.04).

There are currently no liens prohibited by the covenants described above on, or any sale and leaseback transactions prohibited by such covenants covering, any property which would qualify as Restricted Property. As a result, we do not keep records identifying which of our properties, if any, would qualify as Restricted Property. We will amend this prospectus to disclose or disclose in a prospectus supplement the existence of any lien on or any sale and leaseback transaction covering any Restricted Property, which would require us to secure the debt securities or apply certain amounts to retirement of indebtedness or acquisitions of property, as provided in the covenants.

The indenture contains no other restrictive covenants, including those that would afford holders of the debt securities protection in the event of a highly leveraged transaction involving Johnson & Johnson or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures.

AMENDMENT AND WAIVER

Other than amendments not adverse to holders of the debt securities, amendments of the indenture or the debt securities may be made with the consent of the holders of a majority in principal amount of the debt securities affected (acting as one class). Waivers of compliance with any provision of the indenture or the debt securities with respect to any series of debt securities may be made only with the consent of the holders of a majority in principal amount of the debt securities of that series. The consent of all holders of affected debt securities will be required to

(a) make any debt security payable in a currency not specified or described in the debt security;

(b) change the stated maturity of any debt security;

(c) reduce the principal amount of any debt security;

(d) reduce the rate or change the time of payment of interest on any debt security;

(e) reduce the amount of debt securities whose holders must consent to an amendment or waiver; or

(f) impair the right to institute suit for the payment of principal of any debt security or interest on any debt security (Section 9.02).

The holders of a majority in aggregate principal amount of debt securities affected may waive any past default under the indenture and its consequences, except a default (1) in the payment of the principal of or interest, or (2) in respect of a provision which cannot be waived or amended without the consent of all holders of debt securities affected (Sections 6.04 and 9.02).

EVENTS OF DEFAULT

Events of Default with respect to any series of debt securities under the indenture will include:

(a) default in payment of any principal on that series;

(b) default in the payment of any installment of interest on such series and continuance of that default for a period of 30 days;

(c) default in the performance of any other covenant in the indenture or in the debt securities and continuance of the default for a period of 90 days after we receive notice of the default from the Trustee or the holders of at least 25% in principal amount of debt securities of the series; or

(d) certain events of bankruptcy, insolvency or reorganization in respect of Johnson & Johnson (Section 6.01). The Trustee may withhold notice to the holders of a series of debt securities of any default (except in the payment of principal of or interest on the series of debt securities) if it considers withholding of notice to be in the interest of holders of the debt securities (Section 7.05). Not all Events of Default with respect to a particular series of debt securities issued under the indenture necessarily constitute Events of Default with respect to any other series of debt securities.

On the occurrence of an Event of Default with respect to a series of debt securities, the Trustee or the holders of at least 25% in principal amount of debt securities of that series then outstanding may declare the principal (or in the case of debt securities sold at an original issue discount, the amount specified in the terms thereof) and accrued interest thereon to be due and payable immediately (Section 6.02).

Within 120 days after the end of each fiscal year, an officer of Johnson & Johnson must inform the Trustee whether he or she knows of any default, describing any default and the status thereof (Section 4.03). Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the direction of any holders of debt securities unless the Trustee shall have received a satisfactory indemnity (Section 7.01).

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

The indenture provides that Johnson & Johnson at its option,

(a) will be discharged from all obligations in respect of the debt securities of a series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or destroyed debt securities, maintain paying agencies and hold moneys for payment in trust), or

(b) need not comply with certain restrictive covenants to the indenture (including those described under “Certain Covenants”), in each case if we irrevocably deposit in trust with the Trustee money or eligible government obligations which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of (including any mandatory redemption payments) and interest on the debt securities of such series on the dates payments are due in accordance with the terms of such debt securities; provided no default or event of default with respect to such debt securities has occurred and is continuing on the date of such deposit.

Eligible government obligations are those backed by the full faith and credit of the government which issues the currency or foreign currency unit in which the debt securities are denominated. To exercise either option, we are required to deliver to the Trustee an opinion of nationally recognized independent tax counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities of the series to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the opinion must be based on a ruling of the Internal Revenue Service, a regulation of the Treasury Department or a provision of the Internal Revenue Code (Section 8.01).

GLOBAL SECURITIES

The debt securities of a series may be issued in the form of a global security which is deposited with and registered in the name of the depositary (or a nominee of the depositary) specified in the accompanying prospectus supplement. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided in the indenture, owners of beneficial interests in debt securities represented by a global security will not

(a) be entitled to have debt securities registered in their names;

(b) receive or be entitled to receive physical delivery of certificates representing debt securities in definitive form;

(c) be considered the owners or holders of debt securities under the indenture; or

(d) have any rights under the Indenture with respect to the global security (Sections 2.06A and 2.13).

Unless and until it is exchanged in whole or in part for individual certificates evidencing the debt securities which it represents, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. We, in our sole discretion, may at any time determine that any series of debt securities issued or issuable in the form of a global security shall no longer be represented by a global security and the global security shall be exchanged for securities in definitive form pursuant to the indenture (Section 2.06A).

Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the global security to the accounts of participants. Ownership of interests in a global security will be shown on, and the transfer of that ownership will be effected only through records maintained by the depositary (with respect to interests of participants in the depositary), or by participants in the depositary or persons that may hold interests through such participants (with respect to persons other than participants in the depositary). Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants.

DESCRIPTION OF WARRANTS

Johnson & Johnson may issue warrants for the purchase of debt securities. Warrants may be issued independently or together with any debt securities offered by any prospectus supplement and may be attached to or separate from those debt securities. The warrants are to be issued under warrant agreements to be entered into between Johnson & Johnson and a bank or trust company, as Warrant Agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The Warrant Agent will act solely as an agent of Johnson & Johnson in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of Warrant Certificates representing the warrants, are filed as exhibits to the registration statement. Summaries of certain provisions of the warrant agreements and Warrant Certificates follow. You should read the complete provisions of the warrant agreements and the Warrant Certificates.

GENERAL

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

(a) the offering price;

(b) the currency for which warrants may be purchased;

(c) the designation, aggregate principal amount, currency and terms of the debt securities purchasable upon exercise of the warrants;

(d) the designation and terms of the debt securities with which the warrants are issued and the number of warrants issued with each such debt security;

(e) the date after which the warrants and the related debt securities will be separately transferable;

(f) the principal amount of debt securities purchasable upon exercise of a warrant and the price at and currency in which that principal amount of debt securities may be purchased upon the exercise;

(g) the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

(h) federal income tax consequences;

(i) whether the warrants represented by the Warrant Certificates will be issued in registered or bearer form; and

(j) any other terms of the warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities purchasable upon exercise, including the right to receive payments of principal of or interest on the debt securities purchasable upon such exercise or to enforce covenants in the indenture.

Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement.

EXERCISE OF WARRANTS

Each warrant will entitle the holder to purchase the principal amount of debt securities at the exercise price as shall in each case be described in the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to 5:00 P.M. New York time on the expiration date set forth in the prospectus supplement relating to those warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by Johnson & Johnson), unexercised warrants will become void.

Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the prospectus supplement of the amount required to purchase the debt securities purchasable upon exercise together with certain information set forth on the reverse side of the Warrant Certificate. Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the Warrant Certificate evidencing exercised warrants. Upon receipt of payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon such exercise. If fewer than all of the warrants represented by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of warrants.

PLAN OF DISTRIBUTION

We may sell the debt securities and warrants:

(a) directly to purchasers;

(b) through agents;

(c) to dealers as principals; and

(d) through underwriters.

Offers to purchase debt securities and warrants may be solicited directly by Johnson & Johnson or by agents we designate from time to time. Any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities and warrants is named, and any commissions payable by us to that agent are set forth, in the prospectus supplement. Agents will generally be acting on a best efforts basis.

If a dealer is utilized in the sale of the debt securities and warrants, we will sell debt securities and warrants to the dealer as principal. The dealer may then resell debt securities and warrants to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter or underwriters are utilized in the sale of the debt securities and warrants, we will enter into an underwriting agreement with the underwriters at the time of sale to them. The names of the underwriters and the terms of the transaction are set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities and warrants.

Agents, dealers or underwriters may be entitled under agreements which may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Johnson & Johnson may authorize underwriters or agents to solicit offers by certain institutions to purchase debt securities and warrants from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for amounts, payment and delivery as described in the prospectus supplement. Delayed delivery contracts may be entered into with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. A commission described in the prospectus supplement will be paid to underwriters and agents soliciting purchases of debt securities and warrants pursuant to contracts accepted by us. Contracts will not be subject to any conditions except that:

(a) the purchase by an institution of the debt securities and Warrants covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

(b) we shall have sold and delivered to any underwriters named in the prospectus supplement that portion of the issue of debt securities and warrants as is set forth in the prospectus supplement. The underwriters and agents will not have any responsibility in respect of the validity or the performance of the contracts.

The place and time of delivery for the debt securities and warrants are set forth in the prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting, incorporated in this Prospectus by reference to the Johnson & Johnson Current Report on Form 8-K dated October 31, 2006 and the financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Johnson & Johnson for the year ended January 1, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

The legality of the debt securities and warrants will be passed upon for Johnson & Johnson by James J. Bergin, an Assistant General Counsel of Johnson & Johnson. James J. Bergin is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally, and owns and has options to purchase shares of Common Stock of Johnson & Johnson.